Exhibit 10.1

Branch Banking & Trust Co.

May 28, 2019

[Name]

Winston-Salem, NC 27101

Dear [Name],

As you know, BB&T Corporation (“BB&T”) and SunTrust Banks, Inc. (“SunTrust”) have announced that they will merge as provided in the Agreement and Plan of Merger, dated as of February 7, 2019 (the “Merger”). You are a valued executive, and we hope that you will play a key role in the integration and ongoing leadership of BB&T and SunTrust (the “Combined Company”). Because retaining your services is an essential consideration for us, we are providing you with the opportunity to earn the cash award described in this letter (this “Letter”).

Synergy Incentive Award. Pursuant to the terms of this Letter, you are awarded a cash retention incentive award in the aggregate amount of $3,110,400 (the “Synergy Incentive”).

Vesting and Payment. The Synergy Incentive will vest in two installments, with $1,036,800 vesting on the earlier of (i) the date on which the conversion of the bank systems of the banking operations of BB&T and SunTrust is determined to be successfully completed (as determined by the Chief Executive Officer of the Combined Company in consultation with the Compensation Committee of the Board of Directors of the Combined Company, subject only to the requirement that a single and uniform determination will be applicable to all Synergy Incentive arrangements) and (ii) August 1, 2021 (the “First Vesting Date”), and $2,073,600 vesting on January 15, 2022 (the “Second Vesting Date,” and each, a “Vesting Date”), subject to your continued employment with the Combined Company (or its affiliates) in good standing on the applicable Vesting Date (and provided that you have not delivered notice of termination for any reason to the Combined Company prior to the applicable Vesting Date). If, prior to a Vesting Date, your employment terminates for any reason (other than as provided below, including due to your retirement), you will not be entitled to any then-unvested portion of the Synergy Incentive and it will be forfeited; provided that, if, prior to the First Vesting Date, your employment is terminated by the Combined Company Without Just Cause or by you due to a Good Reason Termination (each as defined in the 2008 Amended and Restated Employment Agreement between you, BB&T and Branch Banking and Trust Company, as amended), the first installment of your Synergy Incentive will vest as of your date of termination, and the second installment will be forfeited. The vested portion of the Synergy Incentive will be paid to you in a lump sum within fifteen (15) business days of the applicable Vesting Date or your date of termination if vesting of the first installment occurs due to a termination of employment.

Retirement. You will not forfeit the second installment of the Synergy Incentive if, after August 1, 2021, you provide the Combined Company at least sixty (60) days’ advance written notice of your intent to retire prior to the Second Vesting Date. If you exercise this retirement election and remain employed in good standing through your scheduled retirement date, the second installment of the Synergy Incentive will fully vest on the date of your retirement, although it will not be paid until the originally scheduled payment date following the Second Vesting Date as set forth above (other than in the case of your death following your providing notice of the retirement election, in which case, the unpaid portion of the Synergy Incentive will be paid within fifteen (15) business days of the date of your death).

Effectiveness. This Letter will become effective on the closing of the Merger. If your employment terminates for any reason before the closing of the Merger or the Merger is abandoned and does not occur, this Letter will automatically terminate and be of no further force or effect and neither of us will have any obligations under it.

Miscellaneous.

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The Synergy Incentive is neither intended nor should be construed as being an addition to base salary or included in calculations of salary increases, annual or other incentive payment opportunities or awards or severance or termination pay.

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Nothing herein shall confer upon you any additional right to remain in the employ or service of BB&T or the Combined Company, and nothing herein shall further restrict the ability of the BB&T or the Combined Company from terminating your service.

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Neither you, nor any person claiming under you, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or at any time, until the same shall have been actually distributed free and clear of the terms of this Letter.

•	The Combined Company is authorized to withhold from the Synergy Incentive, all amounts of withholding and other taxes due in connection with the payment of the Synergy Incentive.

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This Letter is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall at all times be administered and interpreted in accordance with such intent. Any payments that qualify for the “short-term deferral” exception shall be paid no later than March 15 of the calendar year following the year in which vesting occurs. Each payment under this letter shall be treated as a separate payment for purposes of Section 409A of the Code. You shall have no binding right to distributions made to you in error or any right to designate the time of payment of any portion of the Synergy Incentive.

•	This Letter shall be governed by the laws of the State of North Carolina, without giving effect to conflicts of law principles.

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This Letter shall inure to the benefit of you and your heirs and beneficiaries. This Letter shall be binding on and inure to the benefit of BB&T and the Combined Company and their respective successors and assigns, whether by merger, sale of assets or otherwise.

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This Letter represents the complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter. This Letter can be amended on by a writing executed by both parties.

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We appreciate your efforts leading up to the Merger and look forward to your continued contribution. Please sign this Letter and return it to Suzanne Hinchliffe.

Sincerely,

Name:	Kelly S. King
Title:	Chairman and Chief Executive Officer

I agree with and accept the terms and conditions of this Letter:

Name: [Name]
Date: May 28, 2019